PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Douglas Ian Shaw	4 West Second Street
	Corporate Secretary	Riverhead, NY 11901
	(631) 727-5667	(631) 727-5667 (Voice) - (631) 727-3214 (FAX)
invest@suffolkbancorp.com

SUFFOLK BANCORP ELECTS JOSEPH A. GAVIOLA DIRECTOR

Riverhead, New York, July 26, 2004, — Suffolk Bancorp (NASDAQ - SUBK) announced that the Board of Directors, at its regular meeting today, elected Joseph A. Gaviola as director of Suffolk Bancorp and its subsidiary, Suffolk County National Bank. He began service today.

Chairman Edward J. Merz remarked, “Joe Gaviola provides us with the benefit of his unique mix of experience, having worked in publicly held companies during the first part of his career, but also having been an entrepreneur in our own marketplace. This provides him both with the perspective necessary to understand the demands placed on a director of a publicly held company in a post Sarbanes-Oxley world where fiduciary duty and corporate responsibility are emphasized as never before, but also with insight into small business as a result of his own experience. These are the kind of enterprises that have been an increasingly important part of Suffolk’s business.”

Since 1988, Mr. Gaviola has been the owner of Gaviola’s Montauk Market, Inc. a popular food store serving recreational and commercial fishermen as well as the local market. He is a principal in Chris-Nic Properties, a commercial property company also headquartered in Montauk, New York. Mr. Gaviola is also a principal in Atlantic East Realty Association, a real estate firm operating out of Montauk. Prior to that, he served as Senior Vice President of Inspiration Coal Company in New York City, with additional assignments in Virginia and Tennessee, and as a marketing manager for Carbon Fuel Corp, a division of ITT, of Charleston, West Virginia. Active in the community, he is a member of the East Hampton

Town Planning Board, is the Founding President of the Montauk Harbor Association, and Chair of the East Hampton Town Comprehensive Plan Fisheries Committee. He lives in Montauk, New York with his wife and two daughters.

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through Suffolk County National Bank (“SCNB”), a full service commercial bank headquartered in Riverhead, New York. SCNB is Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, SCNB is the second largest independent bank headquartered on Long Island, with 26 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release may include statements which look to the future. These can include remarks about Suffolk Bancorp, the banking industry, and the economy in general. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; and changes in government regulations.

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